PRESS RELEASE


Airport Systems International, Inc.
11300 West 89th Street
Overland Park, Kansas 66214
U.S.A. 913-495-2614
Fax:  913-492-0870

Contact:    Thomas C. Cargin
            Vice President - Finance and Administration
            Phone Number:  913-495-2614

              AIRPORT SYSTEMS COMPLETES ACQUISITION OF DCI, INC.

                      KARL GEMPERLI NAMED PRESIDENT OF DCI.

      OVERLAND PARK, Kansas (February 8, 2000) Airport Systems International, Inc. (AMEX: ASY) today announced that it has completed the previously announced transaction to acquire 100% of the stock of DCI, Inc. and all of the assets of KHC, LLC, a related entity. The acquisition was completed substantially in accordance with the terms previously announced. The transaction was financed through a loan facility from Bank of America. The Company also completed the previously reported investment from Kansas City Equity Partners to fund its new strategic direction of diversification into electronic systems and contract assembly services.

      Mr. Keith Cowan, President and Chief Executive Officer also announced that Mr. Karl Gemperli (35) has joined DCI, Inc. as President of that subsidiary. Mr. Cowan stated, "We are extremely pleased to have Mr. Gemperli to lead the growth initiatives at DCI. Karl's extensive background in manufacturing management makes him ideal for this assignment, and will allow the rest of Airport Systems' management team to continue to focus on the expansive set of opportunities in the navigation aids business."

      Mr. Cowan continued, "The acquisition of DCI, Inc. represents an important milestone for Airport Systems. It provides an additional growth path for the Company and the foundation for future acquisitions in the contract manufacturing and proprietary electronics products markets. In addition, we anticipate excellent opportunities for growth in the Airport Systems' navigation aids business and will continue to aggressively pursue this market."

      Airport Systems International, Inc. is a designer and manufacturer of electronic components, sub-assemblies and systems and a marketer of electronic contract assembly services. Its aerospace unit designs, manufactures, markets and installs ground based radio navigation systems (navaids) and airfield lighting to aid the in-flight navigation and ground movement of aircraft. These products are used worldwide to guide the navigation of aircraft in various phases of a flight and in all visibility conditions. Additionally, the Company's DCI subsidiary provides contract electronic manufacturing services and custom liquid crystal display devices.